Schedule A to the
Sub-Advisory Agreement by and between
Exchange Traded Concepts, LLC and
Vident Investment Advisory, LLC

Updated to include REX Gold Hedged S&P 500 ETF (GHS) and REX Gold Hedged FTSE Emerging Markets ETF (GHE).

This Schedule A supplements, but does not replace previously executed versions of Schedule A which govern pricing for other ETFs under the Sub-Advisory Agreement.

Sub-Advisory Fee. Pursuant to Section 4, the Advisor shall pay the Sub-Advisor compensation at an annual rate based on a percentage of the average daily net assets of each Fund as follows:

Fund	Rate	Effective Date
REX Gold Hedged S&P 500 ETF (GHS	The greater of: 5 bps on first $250 million 4bps on next $250 million 3 bps on assets greater than $500 million or $30,000 annual minimum	January 28, 2016
REX Gold Hedged FTSE Emerging Markets ETF (GHE)	The greater of: 5 bps on first $250 million 4bps on next $250 million 3 bps on assets greater than $500 million or $30,000 annual minimum	January 28, 2016

AGREED AND ACCEPTED:

ADVISER		SUB-ADVISER

EXCHANGE TRADED CONCEPTS, LLC		VIDENT INVESTMENT ADISORY, LLC

By:	/s/ J. Garrett Stevens	By:	/s/ Nicholas A. Stonestreet

Name:	J. Garrett Stevens	Name:	Nicholas A. Stonestreet

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Date:	January 28, 2016	Date:	January 28, 2016